Exhibit 10.3(f)

Contract No. 38171

CLEVELAND HOPKINS INTERNATIONAL AIRPORT

AMENDMENT NO. 1

to

AGREEMENT AND LEASE

between

City of Cleveland, Ohio

Lessor

and

Continental Airlines, Inc.

Lessee

TABLE OF CONTENTS

ARTICLE I DEFINITIONS 2

ARTICLE II RIGHTS, PRIVILEGES AND PREMISES 11

Section 2.01 Use of Airport and Leased Premises 11

Section 2.02 Preferential Leased Premises 14

Section 2.06 Rights May be Extended to Affiliate 17

ARTICLE III OCCUPANCY; TERM 18

Section 3.01 Term 18

Section 3.03 Termination of Agreement 18

ARTICLE VII RENTALS, CHARGES AND FEES 18

Section 7.02 Rates and Charges 18

ARTICLE VIIi READJUSTMENT OF RENTALS AND LANDING

FEE 19

Section 8.03 Annual Reports 19

Section 8.04 Adjustment of Rentals 20

Section 8.05 Adjustment of Landing Fees 23

Section 8.06 Operating and Maintenance Expense

      Incentive Program 26

Section 8.09 Alternative Funding 29

ARTicle ix revenue bond funds 30

Section 9.02 Special Funds 30

Section 9.04 Payment to Bond Service Fund; Application

      Thereof 31

Section 9.06 Payment to Operating and Maintenance

      Fund; Application Thereof 32

article x rules and regulations; compliance with

LAWS 44

Section 10.02 Compliance with Laws 44

article xiii indemnification - liability insurance 46

Section 13.01 Indemnification 46

Section 13.02 Liability Insurance 46

article xiv waiver of subrogation - Property

INSURANCE 48

ARTICLE XVI ASSIGNMENT AND SUBLETTING 49

Section 16.01 Assignment 49

article xvii termination of lease in entirety 49

Section 17.03 Renegotiation of the Lease 49

article xix holding over 50

article xx miscellaneous provisions 50

Section 20.13 Non-Exclusivity 50

Section 20.14 Approvals 50

Section 20.22 Public Contract 51

Section 20.25 Continuation of Warranties 51

Signatures 52

THIS AMENDMENT NO. 1 TO AGREEMENT AND LEASE (hereinafter referred to as the "First Amendment "), effective January 1, 2006, is entered into by and between the City of Cleveland, Ohio, a municipal corporation and political subdivision of the State of Ohio ("City"), through its Director of Port Control, pursuant to the authority of Ordinance No. 1961-04, passed by the Council of the City on November 15, 2004, and Continental Airlines, Inc., a corporation organized and existing under the laws of the State of Delaware and authorized to do business as a foreign corporation in the State of Ohio ("Airline"), duly authorized by resolution of its Board of Directors, represented herein by an authorized officer.

All capitalized terms contain herein and not otherwise defined are used as defined in the Original Agreement identified below.

WITNESSETH:

WHEREAS, the City owns and operates the Airport; and

WHEREAS, the Airline is a Scheduled Airline that operates at the Airport and desires to use or lease from the City certain premises and facilities at the Airport and to acquire from the City certain rights and privileges in connection with its use of those premises and facilities at the Airport; and

WHEREAS, the existing agreement between the City and the Airline terminates at midnight, December 31, 2005 ("Original Agreement"); and

WHEREAS, the City and the Airline desire to amend the Original Agreement and extend the term of the Original Agreement, as amended, to December 31, 2015 (the Original Agreement as amended by this First Amendment is referred to as the "Agreement").

NOW THEREFORE, in consideration of the premises and of the mutual promises made in the Agreement, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and intending to be legally bound hereby, the City and the Airline hereby agree to amend certain provisions of the Original Agreement between the parties as follows:

ARTICLE I - DEFINITIONS

Article I is amended and restated to read in its entirety as follows:

The following words, terms and phrases, whenever used in the Agreement shall, for the purpose of the Agreement, have the following meanings:

1.01 "Additional Revenue Bonds" means the additional revenue bonds issued pursuant to the Agreement and the Indenture.

1.02 "Additional Term" means each 12-month period commencing on January 1 and ending on the following December 31.

1.03 "Affiliate" shall mean an Air Carrier that is (i) a parent or subsidiary of Airline, or shares an International Air Transport Association (IATA) flight designator code with Airline at the Airport (Code-Sharing Partner), and (ii) otherwise operates at the Airport under essentially the same trade name as Airline, or a derivative thereof, and uses essentially the same livery as Airline; provided that no major airline, as such term is defined by the FAA, shall be classified as an Affiliate of another major airline, unless clause (i) and clause (ii) above define the relationship between such airlines at the Airport; and provided, further, that Airline may at any time give the City ninety (90) days prior written notice that such an Air Carrier otherwise meeting the definition of an "Affiliate" hereunder shall no longer be considered an Affiliate of Airline for purposes of the Agreement.

1.04 "Air Carrier" means a carrier certificated by the Secretary of Transportation under 49 U.S.C. Section 41102.

1.05 "Airfield Area" means those portions of the Airport, including the Ramp Area, as they now exist or hereafter may be modified, changed or expanded, providing for the landing and takeoff, handling, servicing, loading and unloading, and other operations of aircraft. The Airfield Area and the Terminal Complex in their present condition are shown on Exhibit __ of the First Amendment.

1.06 "Airline" means Continental Airlines, Inc., a corporation organized and existing under and by virtue of the laws of the State of Delaware.

1.07 "Airline Constructed Space" means space located within the Terminal Complex at the Airport constructed at the sole cost and expense of an Air Carrier.

1.08 "Airport" means Cleveland Hopkins International Airport, more fully described in Exhibit __ of the First Amendment, as it now exists or hereafter may be changed, modified or expanded.

1.09 "Airport Development Fund" means the Special Fund created under the Sixth Supplemental Indenture, consisting of the Airport Account and the Airline Account.

1.10 "Airport Revenue Bonds" means the revenue bonds authorized and issued by City pursuant to the Agreement and the Indenture.

1.11 "Airport Revenues" means: (a) all rentals, charges, landing fees, use charges and concession revenue now or hereafter received by or on behalf of City in its proprietary capacity as the owner of the Airport System in connection with the operation, improvement and enlargement of the Airport System, or any part thereof; (b) subject to the provisions of the Indenture, all income or revenues resulting from the investment of any of the Special Funds; and (c) all gifts, grants, reimbursements or payments received from governmental units or public agencies for the benefit of the Airport System which are (i) not restricted in application to a special purpose and (ii) otherwise lawfully available for the payment of charges with respect to the Revenue Bonds. Airport Revenues shall not include any revenue or income from any Special Facility to the extent such revenue or income is pledged to pay principal, interest or any other charges for Special Revenue Bonds or other obligations issued in anticipation thereof, or to the extent such revenue or income is for the use of City in reimbursement of costs incurred by it in the construction or provision of Special Facilities.

1.12 "Airport System" means the Airport and Burke Lakefront Airport.

1.13 "Airport System Cost Centers" means those cost centers more fully defined in Exhibit __ of the First Amendment.

1.14 "Annual Budget" means the budget referred to in Section 8.03 of the Agreement prepared by the Director of Port Control and approved by resolution of the Board of Control.

1.15 "Annual Reports" means the reports prepared by the Director of Port Control pursuant to Section 8.03 of the Agreement.

1.16 "Authorizing Legislation" means the legislation enacted by the Council from time to time authorizing the Revenue Bonds, as the same may from time to time be lawfully amended, modified or supplemented.

1.17 "Board of Control" means the Board of Control of City or such division, department, bureau or agency as may from time to time be designated by the City to exercise functions equivalent or similar to those now exercised by the Board of Control with respect to the Airport System or any part thereof.

1.18 "Burke Lakefront Airport" means the reliever airport facility operated by City more fully described in Exhibit __ of the First Amendment , as it now exists or may hereafter be changed, expanded or modified.

1.19 "Commissioner of Airports" means the Commissioner of Cleveland Hopkins International Airport as designated by City, or such other person, division, department, bureau or agency as may from time to time exercise functions equivalent or similar to those now exercised by the Commissioner of Airports.

1.20 "Common Use Facilities" means facilities at the Airport under the control of the City, managed by the City or by a third party contracted by the City, and made available to itinerant users on the terms and conditions described in the City's Common Use Policy as in effect from time to time.

1.21 "Concourse" means, respectively, the A, B, C and D Concourses, as they now exist or hereafter may be changed, expanded or modified. For purposes of the Concourse Improvement Factor referred to in Section 8.04(a)(iii) of Article VIII, "Concourse" shall not mean any expansion of the A, B, C, or D Concourses built at the sole cost and expense of a Scheduled Airline and not financed by Revenue Bonds or General Obligation Debt. The A, B, C and D Concourses are shown in their present condition in Exhibits __, __ and __ of the First Amendment.

1.22 "Council" means the City Council of City or such other division, department, bureau or agency as may from time to time be designated by Council to exercise functions equivalent or similar to those now exercised by the Council with respect to the Airport System or any part thereof.

1.23 "CPI" means the Consumer Price Index for All Urban Consumers - All Items (1982-1984 = 100), U.S. City Average, published by the United States Department of Labor, Bureau of Labor Statistics. In the event the Bureau of Labor Statistics issues a revised index with a conversion table by which the CPI can be made applicable and the CPI is no longer published, the revised index, as converted, shall be applicable.

1.24 "Credit Support Instruments" means letters of credit, lines of credit, stand-by, contingent, or firm securities purchase agreements, insurance, surety arrangements, guarantees, and other arrangements that provide for direct or contingent payment of Bond service charges on Revenue Bonds, debt charges on Subordinated Indebtedness or General Obligation Debt or amounts owed under Hedge Agreements, or for security in the event of nonpayment of those Bond service charges, debt charges or other amounts, or upon certain conditions occurring under put or similar arrangements, or for otherwise supporting the credit or liquidity of Revenue Bonds, Subordinated Indebtedness, General Obligation Debt or Hedge Agreements, and includes credit, reimbursement, marketing, remarketing, indexing, carrying, and subrogation agreements, and other agreements and arrangements for payment and reimbursement of the person providing the credit support.

1.25 "Director of Port Control " means the person so designated by City or such other person, division, department, bureau or agency as may from time to time exercise functions equivalent or similar to those now exercised by the Director of Port Control.

1.26 "Environmental Laws" means each and every applicable law, statute, ordinance, regulation, rule, judicial or administrative order or decree, permit, license, approval, authorization or similar requirement of each and every applicable federal, state and local governmental authority relating to any Hazardous Substances, including but not limited to the Clean Water Act, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, the Hazardous Materials Transportation Act, the Resource Conservation and Recovery Act, the Hazardous Substances Account Act, the Hazardous Substances Act, the Underground Storage Tank Act of 1984, the Toxic Substances Control Act, and the Superfund Amendments and Reauthorization Act.

1.27 "Exclusive Leased Premises" means any portions of the Leased Premises in the Terminal Complex that are under control of Airline and no other Scheduled Airline, as specifically described in Exhibit ____ of the First Amendment .

1.28 "Federal Aviation Administration" means the Federal Aviation Administration, created by the United States Government under the Federal Aviation Act of 1958, as amended, or such other agency or agencies of the United States Government as may from time to time have similar jurisdiction over Airline or its business.

1.29 "F.I.S." means the federal inspection facility at the Airport that is operated by agencies of the United States Government for the inspection of internationally arrived passengers, cargo and freight, or such other division, department, bureau or agency as may from time to time exercise functions equivalent or similar to those now exercised at the F.I.S. with respect to the Airport System or any part thereof.

1.30 "Fiscal Year" means the twelve-month period commencing on January 1 and expiring on December 31 during the period of the Agreement.

1.31 "General Obligation Debt" means any general obligation notes and bonds issued by City in connection with the financing of improvements and additions to the Airport System. As of January 1, 2006 there is no outstanding General Obligation Debt of the City relating to the Airport System.

1.32 "Hazardous Substance(s)" means any substance, material, condition, mixture or waste which is now or hereafter: (a) defined as a "hazardous waste", "hazardous material", "hazardous substance", "extremely hazardous waste", or "restricted hazardous waste" under any provision of State, federal or other applicable law; (b) classified as radioactive materials; (c) designated as a "hazardous substance" pursuant to Section 311 of the Clean Water Act, 33 U.S.C. Section 1251 et seq. (33 U.S.C. Section 1321) or listed pursuant to Section 307 of the Clean Water Act (33 U.S.C. Section 1317); (d) defined as a "hazardous waste" pursuant to the Resource Conservation and Recovery Act, 42 U.S.C. Section 6901 et seq. (42 U.S.C. Section 6903); (e) defined as a "hazardous substance" pursuant to Section 101 of the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. Section 9601 et seq. (42 U.S.C. 9601); (f) determined to be a "hazardous chemical substance or mixture" pursuant to the Toxic Substance Control Act, 15 U.S.C. Section 2601 et seq. (15 U.S.C. Section 2605);or (g) determined by State, federal or local governmental authorities to pose or be capable of posing a risk of injury to human health, safety or property (including but not limited to petroleum and petroleum byproducts, asbestos, polychlorinated biphenyls, polynuclear aromatic hydrocarbons, cyanide, lead, mercury, acetone, styrene and "hazardous air pollutants" listed pursuant to the Clean Air Act, 42 U.S.C. Section 7412).

1.33 "Hedge Agreement" means interest rate swaps, swap option, rate cap, rate collar and other arrangements undertaken with respect to Revenue Bonds or Subordinated Indebtedness to reduce costs of borrowing or optimize relative amounts of fixed and variable rate obligations or reduce the risk of variations in debt service costs, including without limitation, arrangements by which different interest costs or receipts at, between or among fixed or variable interest rates, or at different fixed or variable interest rates or maturities are exchanged in respect of Revenue Bonds or Subordinated Indebtedness.

1.34 "Indenture" means the Trust Indenture, dated as of November 1, 1976, between City and J.P. Morgan Trust Company National Association, as successor Trustee, including the Authorizing Legislation, as the same may be duly amended, modified or supplemented in accordance with the provisions thereof.

1.35 "Joint Leased Premises" means the Leased Premises in the Terminal Complex that are under the control of Airline and one or more other Scheduled Airlines, as specifically described in Exhibit ____ of the First Amendment.

1.36 "Joint Use Formula" is a formula pursuant to which (i) twenty per cent of any specified charge shall be prorated equally among those Scheduled Airlines using the Joint Leased Premises, and (ii) eighty per cent of any specified charge shall be based on a percentage representing that Scheduled Airline's number of passengers deplaning at the Airport as a percentage of the total number of deplaning passengers of all Scheduled Airlines at the Airport during the latest year for which such figures are available as to all Scheduled Airlines. For the purposes of the Agreement, the term "deplaning" shall relate to only those passengers disembarking an aircraft at the Airport who do not immediately board another aircraft departing from the Airport.

1.37 "Leased Premises" means, with respect to the Airline, its Exclusive Leased Premises, its Preferential Leased Premises and its Joint Leased Premises.

1.38 "Majority In Interest" means, except with respect to the Terminal Complex, either: (i) fifty percent or more in number of all the Scheduled Airlines, which percentage has, on the date in question, more than fifty percent of the aggregate by Maximum Landing Weight of Revenue Aircraft Arrivals of all Scheduled Airlines at the Airport during the latest twelve-month period for which such figures are available as to all Scheduled Airlines; or, alternatively, (ii) forty percent or more in number of all Scheduled Airlines, which percentage has, on the date in question, more than seventy percent of the aggregate by Maximum Landing Weight of Revenue Aircraft Arrivals of all Scheduled Airlines at the Airport during the latest twelve-month period for which such figures are available as to all Scheduled Airlines. "Majority in Interest" with respect to the Terminal Complex means fifty percent or more in number of all Scheduled Airlines having Exclusive Leased Premises and Preferential Leased Premises in the Terminal Complex, which percentage has, on the date in question, more than fifty percent of the total Exclusive Leased Premises and Preferential Leased Premises of all Scheduled Airlines, on a square foot basis, in the Terminal Complex.

1.39 "Maximum Landing Weight" means the maximum weight, in 1,000 pound units, at which each aircraft operated by Airline or the Scheduled Airlines is authorized to land at the Airport, as specified in Airline's flight manual approved by the Federal Aviation Administration governing that type of aircraft.

1.40 "Non-Scheduled Airlines" means any Air Carrier that is not a Scheduled Airline.

1.41 "Other Available Funds" means any moneys transferred to the Revenue Fund by the City from any other Special Fund, including without limitation, moneys transferred to the Revenue Fund from the Improvement Fund or the Surplus Fund or the Airport Development Fund, and any moneys not otherwise constituting Airport Revenues and deposited in, or transferred to, the Revenue Fund or the Bond Fund, including without limitation, Passenger Facility Charges; provided that any such moneys have not been taken into account in the calculation of the amount of Bond service charges on outstanding Revenue Bonds with the effect of reducing those Bond service charges.

1.42 "Preferential Leased Premises" means the space within the Terminal Complex described in Exhibit __ of the First Amendment that is leased to Airline on a preferential, nonexclusive use basis as provided in Section 2.02. Premises shall be assigned on a preferential leased basis only to Scheduled Airlines.

1.43 "Ramp Area" means the aircraft parking and maneuvering areas adjacent to the Terminal Building and the Concourses.

1.44 "Revenue Aircraft Arrivals" means any aircraft arrival at the Airport for which Airline has received or made a monetary fee or charge, including, without limitation, scheduled trips, charters, sightseeing, and other trips for which revenue is received. Such term shall also include training and test flights, ferry, courtesy, inspection, or other trips for which no fee or charge is received, but only to the extent that the number of such flights operated by Airline during any calendar month is in excess of five percent of the number of Revenue Aircraft Arrivals of Airline at the Airport during such calendar month. A revenue flight which returns to the Airport because of mechanical, meteorological, or other precautionary reasons, without landing at another airport, shall not be considered a Revenue Aircraft Arrival.

1.45 "Revenue Bonds" means any or all of the Airport Revenue Bonds and Additional Revenue Bonds. In determining the interest payable with respect to any Revenue Bonds, there shall be included any amounts owed by the City to a provider of a Credit Support Instrument for those Revenue Bonds and to a counterparty under any Hedge Agreement relating to those Revenue Bonds in respect of periodic, interest equivalent payments but not any amounts owed in respect of early termination of any Hedge Agreement or Credit Support Instrument.

1.46 "Scheduled Airline(s)" means any Air Carrier that either: (a) has entered into an agreement with the City in all material respects equivalent to the Agreement and commits to lease from the City one or more preferential use aircraft gates or in the case of an all cargo Air Carrier commits to concurrently sign a lease for a cargo building or other premises containing at least 5,000 square feet, if that space is available. If that minimum amount of square footage is not available for lease to an all cargo Air Carrier, the Director of Port Control may grant Scheduled Airline status to an all cargo Air Carrier leasing a lesser amount of space, provided that if additional cargo premises becomes available, the cargo Air Carrier shall commit to increase the space leased from the City or other on-Airport lessee, or; (b) an existing lease from the City under which the Air Carrier leases one or more exclusive use aircraft gates, provided that the scheduled expiration of such lease is expected to occur after the scheduled expiration of the Agreement and such Air Carrier has signed (or is then willing to sign) an agreement in all material respects equivalent to the Agreement (with no additional requirement that additional space be leased).

1.47 "Special Facility or Facilities" means any hangar, maintenance buildings, or any other facility, improvement, or structure, acquired or constructed on the Airport System, the cost of construction, acquisition, maintenance and operation of which are financed by Special Revenue Bonds and user charges.

1.48 "Special Funds" means any and all funds or accounts identified in Article IX and held and administered by the Trustee or City.

1.49 "Special Revenue Bonds" means City's revenue bonds or other obligations authorized and issued for the purpose of acquiring, constructing or improving a Special Facility to be leased to, or contracted for operation by, any person or entity, including City, with the income therefrom to be used for the payment of sums adequate to pay all principal, interest, redemption premiums, if any, and reserves, if any, as required in the legislation authorizing such Special Revenue Bonds and all operating expenses incurred in the operation of the Special Facility. Special Revenue Bonds are not issued under or secured by the Indenture.

1.50 "Subordinated Indebtedness" means any obligation or evidence of indebtedness incurred by the City in accordance with the Indenture, the debt service charges of which are payable and secured on a basis subordinate to Bond service charges on Revenue Bonds. In determining the interest payable with respect to any Subordinated Indebtedness, there shall be included any amounts owed by the City to a provider of a Credit Support Instrument for that Subordinated Indebtedness and to a counterparty under any Hedge Agreement relating to that Subordinated Indebtedness in respect of periodic, interest equivalent payments but not any amounts owed in respect of early termination of any Hedge Agreement or Credit Support Instrument.

1.51 "Terminal Building" means the terminal building and the parking and roadway system, as they now exist or hereafter may be expanded, changed or modified. Those facilities are shown in their present condition on Exhibit __ of the First Amendment.

1.52 "Terminal Complex" means the Terminal Building, the Concourses and any Airline Constructed Space.

ARTICLE II - RIGHTS, PRIVILEGES AND PREMISES

Sections 2.01 and 2.02 of the Original Agreement are amended and restated, and a new Section 2.06 is added to the Original Agreement as follows:

2.01 Use of Airport and Leased Premises

Subject to the terms and conditions hereinafter set forth, the rules and regulations prescribed by City and such other agreements as Airline may have with City as are not terminated (as herein provided for), Airline shall have the right to operate at the Airport its air transportation system for the carriage of persons, property and mail, including, to the extent such are normally incidental to such air transportation system, the following:

(a) The use, in common with other duly authorized users, of the Airfield Area and the public areas of the Terminal Complex.

(b) The right of landing, taking off, taxiing, pushing, towing, loading, unloading, repairing, maintaining, conditioning, catering, servicing, testing or parking its aircraft of its choice or other equipment owned or operated by Airline, including the right to provide or handle all or part of the operations or services of another air transportation company.

(c) The right of purchase, sale, disposal and exchange of Airline's aircraft, engines, accessories, fuel, oil, lubricants and other equipment, and materials or supplies.

(d) The right of servicing of aircraft and other equipment owned, or operated, by Airline or other Scheduled Airlines, by truck or otherwise, with fuel, oil, lubricants, parts, or aircraft supplies, at aircraft loading and unloading aprons and other locations designated by City for such servicing; provided, however, that any entity providing such service at the Airport, other than a Scheduled Airline, may be required to first secure and thereafter hold a valid lease, license or other agreement with City for the right to operate at the Airport, and shall pay City such reasonable rentals, fees and/or percentages of the charges for such services as City and such entity may agree upon for such right.

(e) The right of ticketing passengers, of loading and unloading persons, property and mail at the Airport by such motor vehicles or other means of conveyance as Airline may require as is consistent with normal airport practice; provided, however, that any entity providing such service at the Airport, other than a Scheduled Airline, may be required to first secure and thereafter hold a valid lease, license or other agreement with City for the right to operate at the Airport, and shall pay City such reasonable rentals, fees and/or percentages of the charges for such services as City and such entity may agree upon for such right; and provided, further, that any ground transportation commercial carrier (including Airline, except for such ground transportation as Airline may provide solely for the benefit of its employees) regularly transporting persons or their baggage to and from the Airport shall first secure and thereafter hold a valid lease, license or other agreement with City for the right to carry persons or their baggage to and from the Airport and shall pay City such rentals, fees and/or percentages of the charges for such ground transportation as City and such carrier may agree upon for such right.

(f) The right to install at Airline's expense identifying signs on the Leased Premises, the number, type, size, design and location of all such signs as may be subject to graphic standards adopted by City. Airline shall have in each instance the prior written approval of City, and such right shall be subject to City's right to lease space for advertising signs throughout the Terminal Complex, excluding the Exclusive Leased Premises. City will provide Airline information concerning the content of any advertising that will be placed in the Preferential Leased Premises occupied by Airline in advance of placement. Unless Airline objects to the content of the advertising by written notice delivered to the Director of Port Control within two business days of Airline's receipt of the information, Airline shall be deemed to have no objection to the advertising. If Airline timely objects to the advertising, City shall seek Airline's consent to alternative content.

(g) The right to install, maintain and operate such radio, communication, meteorological, security screening and aerial navigation equipment and facilities as may be necessary, in the opinion of Airline, for its operation; provided, however, that the location of such equipment and facilities must be first approved by City and shall not interfere with the full and proper use of the Airport System.

    Airline shall not install or operate pay telephones in the Terminal Complex but may have pay telephones installed by companies having agreements with City for such installations, if such shall be for the use of Airline's employees and located in areas not available to the general public; provided, however, that if such company or companies choose not to install such devices, Airline may make arrangements for installation of such devices, subject to City's standard fees and charges and provided City shall have the right to charge for the cost of electric power used in the operation of the pay telephones.

    Airline shall have the right to install drink vending machines and food vending machines in its non-publicly accessible Leased Premises for the sole use of Airline's employees, contractors and agents. For avoidance of doubt, it is agreed that neither Airline nor any such vendor shall be required to pay the City any concession or privilege fee with respect to those vending machines. Vending machines shall not be within the view of the general public and all machine locations are subject to the prior approval of City. City shall have the mutual right to install drink vending machines and food vending machines in its non-publicly accessible areas for the sole use of City's employees, contractors and agents.

Section 2.02 Preferential Leased Premises

(a) City grants to Airline the nonexclusive use in accordance with the Agreement of the areas in and around the Terminal Complex that are described in Exhibit __ of the First Amendment (the Preferential Leased Premises). Airline shall have priority in using the Preferential Leased Premises. City seeks to maintain open access to the Airport and to achieve balanced utilization of the Airport and, accordingly, City may require the shared use of the Preferential Leased Premises as provided in this Section.

(b) If an Air Carrier seeks to expand its services at the Airport or an Air Carrier seeks entry at the Airport and, in either case, the City cannot meet the space needs of that Air Carrier from then unleased space in the Terminal Complex, the City shall direct that Air Carrier to request one or more Scheduled Airlines to voluntarily permit that Air Carrier to use portions of the Scheduled Airlines' preferentially leased space. If the Air Carrier makes that request of Airline, Airline shall make a reasonable effort to accommodate the request in a timely manner from any of its Preferential Leased Premises.

(c) In the event that:

(1) an Air Carrier has requested space from the Scheduled Airlines because the City was not able to meet its space needs from unleased space, and

(2) that Air Carrier was unable to obtain the space or facilities needed for its operations from any of the Scheduled Airlines, and

(3) that Air Carrier has demonstrated to the satisfaction of the City that it contacted all Scheduled Airlines and exhausted all reasonable efforts to find reasonable accommodations for its proposed operations, then, upon receipt by the City from that Air Carrier of a written request for space or facilities of a type leased by the City to the Scheduled Airlines on a preferential basis, the City may grant that Air Carrier the right of temporary or shared use of a designated portion of Airline's Preferential Leased Premises, including the use of passenger loading bridges and other equipment reasonably necessary for the effective use of the space, whether owned by the City or by Airline, but excluding Airline's members-only clubs within its Preferential Leased Premises. The City shall follow the provisions in paragraph (d) of this Section in connection with any grant to an Air Carrier of the right to use any portion of Airline's Preferential Leased Premises.

(d) Upon determining that an Air Carrier needs space or facilities leased to Scheduled Airlines on a preferential basis, the City shall serve written notice to all Scheduled Airlines of that determination and of the City's intention to make a decision in not less than fifteen (15) calendar days as to how the Air Carrier will be accommodated. In determining how to accommodate the Air Carrier, the City will assess the degree of utilization of space in the Terminal Complex by all Scheduled Airlines. The City will consider all factors it deems relevant. Those factors may include: the average number of flight arrivals and departures per aircraft parking position per day; flight scheduling considerations; potential labor conflicts; the number, availability and type of aircraft parking position locations (e.g. wide body or narrow body); the preferences of the Scheduled Airlines as to which of their specific premises are designated for temporary or shared use by the Air Carrier requesting space; and other operational considerations.

The Air Carrier requesting space shall enter into written agreements with the City and with each Scheduled Airline providing space. Those agreements shall provide for the indemnification of the City and each Scheduled Airline providing space on terms substantially similar to the indemnification provided to the City by Airline under the Agreement. Those agreements further shall provide for the provision of insurance, naming both the City and the Scheduled Airlines providing space as additional insureds, providing coverage substantially similar to that provided to the City by Airline under the Agreement.

The Air Carrier shall agree to pay each Scheduled Airline providing the shared space an amount equal to (x) the pro rata share of the sum of the rentals and other amounts payable by each Scheduled Airline under its agreement with the City with respect to the use of space in the Terminal Complex for the portion of that space to be used by the Air Carrier, plus (y) an amount sufficient to recover each Scheduled Airline's direct costs, operation and maintenance expenses and any capital and equipment costs reasonably allocable to the property owned by the Scheduled Airline that is to be shared with the Air Carrier. Airline agrees that, in the event that Airline is one of the Scheduled Airlines providing the shared premises to the Air Carrier, it will provide the City and the Air Carrier an estimate of Airline's direct costs, operation and maintenance expenses and any capital and equipment costs reasonably allocable to the space to be shared or temporarily used. The City may, in its sole discretion, review Airline's allocation methodology and/or audit its costs. In the event the Air Carrier fails to make prompt and full payment to any Scheduled Airline providing shared space, the Scheduled Airline shall not have any obligation to continue to provide the shared space.

The written agreement between the Air Carrier obtaining shared space and the Scheduled Airline providing the shared space shall be submitted to the City for review and written approval prior to the effective date of that agreement.

In the event that Airline is required to share with an Air Carrier a portion of its Preferential Leased Premises, Airline shall have priority in all aspects of the use of the shared portion of the Preferential Leased Premises (including overnight parking of its aircraft) over all other Air Carriers using those Preferential Leased Premises. Airline shall provide not less than thirty (30) days' prior written notice to the Airport and the Air Carrier sharing the Airline's Preferential Leased Premises of any change in Airline's scheduling or ordinary course of usage of those premises that may affect the availability of the premises for use by the Air Carrier sharing them.

(e) Notwithstanding anything in the Agreement to the contrary, the City may grant an Air Carrier the right to temporarily use a designated portion of Airline's Preferential Leased Premises (excluding Airline's member-only clubs) in nonrecurring emergency or safety related circumstances so long as such use will not unreasonably adversely affect Airline's air transportation operations at the Airport. Airline shall not be responsible for any damage, destruction or loss of property caused by such Air Carrier's temporary use of the Airline's Preferential Leased Premises. The City agrees to make commercially reasonable efforts to cause any Air Carrier that damages or destroys any portion of Airline's Preferential Leased Premises to pay all costs of repairing and restoring any property so damaged or destroyed. Airline shall cooperate with the City to enable the City to make any necessary repairs to the damaged Preferential Leased Premises, including making those Premises available to the City, making personnel available to the City and providing drawings or other relevant documents to the City. Airline shall not be charged rent for any such damaged or destroyed Preferential Leased Premises, during the period of time those Premises are not available for use by Airline, and Airline shall not be responsible for any such damage or destruction.

Section 2.06 Rights May be Extended to Affiliate. Airline may submit a written request to the City that the rights and obligations of Airline under the Agreement be given to one or more entities meeting the standards for an Affiliate of Airline (and also that Airline may provide services that are permitted under the Agreement to be performed by Airline for that Affiliate) without the payment of any additional fees, charges, or premiums, including that the Affiliate shall (1) be charged at the same landing fee rates as Airline, (2) be considered as one party with Airline for purposes of calculating any joint use or shared use space charges, and (3) participate in any reconciliation process related to landing fees. That written request shall be accompanied by (a) information concerning the legal organization of the Affiliate, its legal relationship to the Airline, copies of its most recent audited financial statements and other information about its organization, operations and financial condition as may reasonably be requested by the City, (b) a written guarantee from Airline, in a form acceptable to the Director of Law of the City, of the payment of all terminal rentals, landing fees or other scheduled rates and charges owed in respect of such Affiliates(s) operations under the Agreement, and (c) an agreement between the City and the Affiliate, substantially in the form of the Agreement between Airline and City, signed by authorized officials of the Affiliate. Upon receipt of that information and that guarantee and agreement, and so long as Airline remains a signatory to the Agreement, City, agrees to treat that Air Carrier as an Affiliate of Airline under the Agreement. If Airline notifies the City that such Air Carrier shall no longer be considered an Affiliate of Airline under the Agreement, its guarantee shall not apply to any fees or charges incurred by such Air Carrier after the effective date of termination of "Affiliate" status as provided in Section 1.03 of the Agreement. Affiliate will not be entitled to a separate Majority In Interest vote as a result of this relationship to Airline; provided that Affiliate's operational statistics shall be consolidated with Airline's for purposes of determining Airline's Majority In Interest voting status.

ARTICLE III - OCCUPANCY; TERM

Sections 3.01 and 3.03 are amended and restated as follows:

3.01 Term

The Original Agreement as amended by the First Amendment, and all obligations, including rentals, charges and fees payable pursuant thereto, shall commence on the date of the First Amendment and terminate at midnight, December 31, 2015, except rentals, charges and fees accruing or incurred prior to the termination date shall be paid thereafter by Airline as otherwise provided in Article VII, and any excess or deficit of Airport Revenue over Airport System Expense (as defined in Article VIII hereof) for the final Additional Term shall be payable by City or Airline, as the case may be, upon receipt of the annual statements referred to in Section 20.16 for such final Additional Term.

3.03 Termination of Agreement

If Airline does not continue to lease Preferential Leased Premises and Airline's scheduled service decreases below three departures per calendar day and such decrease continues for more than thirty (30) consecutive calendar days, then the Agreement may be terminated by the City and Airline shall be subject to the same obligations, fees and charges as other airlines using the Airport which are not Scheduled Airlines as defined in the Agreement.

ARTICLE VII - RENTALS, CHARGES AND FEES

Section 7.02 of the Agreement is amended and restated in its entirety as follows:

7.02. Rates and Charges

The Agreement governs the methods of determining the rentals, charges and fees to be paid by Airline during the term of the Agreement. Section 20.03 of the Agreement shall not be construed to permit, and accordingly the City agrees that it shall not enter into, any modification, supplement or amendment to the Indenture that would prejudice the rights of the Airline under the Agreement. The City represents to Airline that, as of the date hereof, nothing in the Agreement materially conflicts with the provisions of the Indenture.

ARTICLE VIII - READJUSTMENT OF RENTALS AND LANDING FEE.

Sections 8.03, 8.04, 8.05, 8.06 and 8.09 are amended and restated as follows:

8.03 Annual Reports

(a) At least 120 days prior to the end of the then current Additional Term, the Scheduled Airlines, including Airline, shall submit to City in writing their composite Maximum Landing Weight forecast for the succeeding Additional Term. At least 90 days prior to the end of the then current Additional Term, City shall submit to the Scheduled Airlines the following Annual Reports as to each Airport System Cost Center:

(1) Its proposed Annual Budget for the succeeding Additional Term reflecting all estimated Airport System maintenance, operating and administrative expenses, including administrative expenses of City to be vouchered to the Airport System during the succeeding Additional Term, and all capital improvements at the Airport System for the succeeding Additional Term which are not separately scheduled pursuant to subsection (4) hereof and the amounts of all loans or advances which may have been made by City, in its discretion, to the Airport for the payment of Airport System Expenses which are to be repaid in the succeeding Additional Term.

(2) A schedule of the principal and interest payments to accrue during the succeeding Additional Term in connection with the Revenue Bonds, any Subordinated Indebtedness and any General Obligation Debt. A statement of any amounts owed with respect to Credit Support Instruments or Hedge Agreements.

(3) A statement of estimated Airport Revenues for the succeeding Additional Term from other than the Scheduled Airlines.

(4) A schedule of the capital improvements at the Airport System proposed for the succeeding Additional Term, the inclusion of which as capital improvements in such succeeding Additional Term is subject to the provisions of Section 8.07 hereof.

(5) City's calculation of adjusted Rentals and Landing Fees for the succeeding Additional Term.

(b) Within thirty days after receipt of the Annual Reports, a formal discussion shall be held between representatives of City and the Scheduled Airlines at which the Scheduled Airlines may present objections to the Annual Reports, or any item therein. City shall give due consideration to any suggestions, comments or requests of Airline. Before the beginning of the succeeding Additional Term, City shall, through resolution of its Board of Control, adopt the Annual Budget substantially in accordance with the proposed Annual Budget submitted as part of the Annual Reports, as it may have been revised as a result of City's discussions with the Scheduled Airlines and shall promptly furnish Airline with a copy of such approved Annual Budget together with its resulting calculation of Rentals and Landing Fees which shall be effective from and after January 1 of such Additional Term. If an Annual Budget shall not have been so adopted by the Board of Control prior to commencement of such Additional Term, the Rentals and Landing Fees in effect in the preceding Term shall remain in effect until a new Annual Budget has been so adopted by the Board of Control and City has calculated Rentals and Landing Fees in accordance therewith, which revised Rentals and Landing Fees shall be effective retroactively to January 1 of such Additional Term.

8.04 Adjustment of Rentals

The Rentals shall be adjusted annually in the following manner:

(a) An average rental rate for the Terminal Building, an average rental rate for each Concourse, and an average rental rate for Airline Constructed Space shall be computed for each Additional Term as follows:

(i) The total estimated maintenance, operating and administrative expenses of the Terminal Building, all Concourses, Airline Constructed Space and the Parking and Roadways Cost Centers for the succeeding Additional Term, all as set forth in the Annual Reports, shall be divided by the total square footage of Terminal Complex space leased to Scheduled Airlines, as may be adjusted for any operating and maintenance expenses directly allocable to specific areas of the Terminal Complex, the resulting quotient being referred to as the Terminal and Concourse Maintenance Factor.

(ii) The total amount to be accrued in the succeeding Additional Term for payment of Revenue Bonds, any Subordinated Indebtedness, any General Obligation Debt, any Credit Support Instruments and any Hedge Agreements allocated to the Terminal Building Cost Center, plus the cost of capital improvements, all as contained in the Annual Reports for the Terminal Building, shall be divided by the total square footage of Terminal Building space leased to the Scheduled Airlines, with the resulting quotient being referred to as the Terminal Improvement Factor.

(iii) The total amount to be accrued in the succeeding Additional Term for payment of Revenue Bonds, any Subordinated Indebtedness, any General Obligation Debt, any Credit Support Instruments and any Hedge Agreements allocated to each Concourse Cost Center, plus the cost of capital improvements, all as contained in the Annual Reports for each such Concourse, shall be divided by the total square footage in each such Concourse of space leased to the Scheduled Airlines, with the resulting quotients for each Concourse being referred to as the Concourse Improvement Factor for such Concourse. For purposes of this Section 8.04(a)(iii) of Article VIII, the definition of "Concourse" shall not include any expansion of any of the A, B, C and/or D Concourses built at the sole cost and expense of a Scheduled Airline and not financed by Revenue Bonds, Subordinated Indebtedness or General Obligation Debt.

(iv) In the event that space originally constructed as Airline Constructed Space is subsequently improved by City expenditures, the total amount to be accrued in the succeeding Additional Term for payment of any Revenue Bonds, any Subordinated Indebtedness, any General Obligation Debt, any Credit Support Instruments and any Hedge Agreements allocated to Airline Constructed Space, plus the cost of capital improvements, all as contained in the Annual Reports for such Airline Constructed Space, shall be divided by the total square footage of such Airline Constructed Space leased to the Scheduled Airlines, with the resulting quotient being referred to as the Airline Constructed Space Improvement Factor.

(v) The total amount to be accrued in the succeeding Additional Term for payment of Revenue Bonds, any Subordinated Indebtedness, any General Obligation Debt, any Credit Support Instruments and any Hedge Agreements allocated to the Parking and Roadways Cost Center, plus the cost of capital improvements, all as contained in the Annual Reports for Parking and Roadways, shall be divided by the total square footage of Terminal Complex space leased to the Scheduled Airlines, with the resulting quotient being referred to as the Parking Improvement Factor.

(vi) The sum of the Terminal and Concourse Maintenance Factor, the Terminal Improvement Factor and the Parking Improvement Factor shall be the average rental rate for the Terminal Building. The sum of the Terminal and Concourse Maintenance Factor, the respective Concourse Improvement Factors, any Airline Constructed Space Improvement Factor and the Parking Improvement Factor shall be the average rental rate for each Concourse and any Airline Constructed Space.

References to capital improvements in this Section 8.04(a) means capital improvements that have been reviewed with the Scheduled Airlines as required under Section 8.07 of the Agreement and any capital improvements that are not subject to that review as provided in Section 8.07.

(b) The average annual rental rates so determined shall be weighted for the various categories of Leased Premises, as follows: ticket counter, holdroom and passenger-related space, at 100% of the premium rate; baggage make-up facilities at 50% of the premium rate; baggage and roadway (tug road) facilities at 30% of the premium rate; operations facilities, offices, baggage claim and other space as designated by the Director of Port Control of the City, at 75% of the premium rate.

(c) The total estimated Airport Revenue from all sources in the Terminal Building, all Concourses, and the Parking and Roadways Cost Centers for the succeeding Additional Term, excluding rentals paid by the Scheduled Airlines and excluding net revenues from any duty free retail operations, as contained in the Annual Reports, shall be multiplied by the percentage determined by dividing the number of the Airline's enplaning passengers at the Airport by the total number of enplaning passengers of all Scheduled Airlines at the Airport for the most recent twelve-month period for which such figures are available as to all Scheduled Airlines. The product of that multiplication for each Scheduled Airline shall be referred to as that Scheduled Airline's Terminal and Concourse Revenue Factor. Each Scheduled Airline shall receive a credit against its rental payments for the Terminal Building, Concourses and any Airline Constructed Space equal to its Terminal and Concourse Revenue Factor. For purposes of this Section, each Scheduled Airline shall include the enplaning passengers of its operations attributable to its Affiliates in the aggregate number of its enplaning passengers at the Airport.

(d) Any Airport Revenues associated with any duty free retail operations located within the Terminal Complex, less the operating and maintenance expenses and capital costs associated with those operations, shall be allocated to the Scheduled Airlines based on each Scheduled Airline's share of international enplaned passengers for the most recent twelve-month period for which such data is available. Each Scheduled Airline shall receive a credit against its rental payments for the Terminal Building, Concourses and any Airline Constructed Space equal to it share of those net revenues from duty free retail operations. In the event that no Scheduled Airline offers international air transportation services at the Airport but other Air Carriers do offer international air transportation services at the Airport, and the activities of those Air Carriers generate net duty free revenues, those duty free net revenues will be considered Airport Revenues for purposes of Section 8.05 of the Agreement.

8.05 Adjustment of Landing Fees

The Landing Fee shall be adjusted annually for each Additional Term in the following manner:

(a) The Landing Fee for each Additional Term shall be computed in accordance with the following equation:

Landing Fee = E - (R + S - D)

W

The symbols in the foregoing equation shall have the following meanings:

E - The estimated Airport System Expenses as hereinafter defined and as set forth in the Annual Reports for such Additional Term.

R - The estimated Airport Revenues for such Additional Term as set forth in the Annual Reports, including Rentals from Scheduled Airlines for the Additional Term but excluding all Landing Fees estimated to be paid by Scheduled Airlines in such Additional Term and excluding any net revenues derived from any duty free retail operations in the Terminal Complex that are allocable to the Scheduled Airlines. For this purpose, Airport Revenues shall include any Other Available Funds, as defined in the Indenture, including without limitation, any funds transferred from the Airport Development Fund to the Coverage Account of the Revenue Fund, and determined in the Annual Reports for such Additional Term to be made available for the payment of Revenue Bonds, any Passenger Facility Charges determined in the Annual Reports for the Additional Term to be available for the payment of Revenue Bonds and any funds made available as capitalized interest for such Term.

S - The amount, if any, by which Airport Revenues for the then current Term are estimated to exceed Airport System Expenses for such Term.

D - The amount, if any, by which Airport System Expenses for the then current Term, are estimated to exceed Airport Revenues for such Term.

W - The composite Maximum Landing Weight, as determined by City, of all estimated Revenue Aircraft Arrivals of Scheduled Airlines in such Additional Term.

(b) For the purpose of the foregoing computation, the term "Airport System Expense" shall mean the total of the following:

(i) All costs and expenses incurred by City for operation, maintenance, repair, administration and improvements of the Airport System, including all costs incurred by City pursuant to the Agreement, as set forth in the Annual Reports, but excluding, except as otherwise provided herein:

(a) any charges for depreciation or obsolescence or reserves therefor, amortization of intangibles or other bookkeeping entries of a similar nature,

(b) all charges for payment of Revenue Bonds, any Subordinated Indebtedness, any General Obligation Debt, any Credit Support Instrument and any Hedge Agreement,

(c) capital improvements to the Airport System, for the succeeding Additional Term scheduled pursuant to Section 8.03(a)(4),

(d) losses from the sale, abandonment, reclassification, revaluation or other disposition of any properties of the Airport System, or

(e) all maintenance, operating and administrative expenses of the Airport System attributable to the operation of Burke Lakefront Airport, together with all debt service attributable to General Obligation Bonds issued by City in connection with improvements at Burke Lakefront Airport (collectively, the "Burke Costs").

(ii) An amount equal to the greater of:

(a) An amount equal to 116% of the amount to be accrued in such Additional Term to provide for the payment of principal and interest on all outstanding Revenue Bonds and General Obligation Debt; or

(b) An amount equal to 125% of the amount to be accrued in such Additional Term to provide for the payment of principal and interest on outstanding Revenue Bonds.

(iii) Amounts payable in the succeeding Additional Term with respect to any outstanding Subordinated Indebtedness, any General Obligation Debt, any Credit Support Instrument and any Hedge Agreement.

(iv) Such amount for capital improvements to the Airport System scheduled pursuant to Section 8.03(a)(4) for the succeeding Additional Term and included as provided in Section 8.07.

(v) Such amounts as may be required to fund or replenish Special Funds.

(vi) All of the Burke Costs, but solely to the extent that the projected deficit of Airport Revenues attributable to Burke Lakefront Airport over the Burke Costs for such succeeding Additional Term (the "Burke Deficit") does not exceed the Burke Deficit as reflected in the audited financial statements for the Airport System for the twelve-month period ended December 31, 2005, as adjusted as follows:
The Burke Deficit for the period from January 1, 2005 through December 31, 2005	X	The CPI in effect for the most recent month prior to the date of issuance of the Annual Reports for such Additional Term divided by the CPI in effect for the same month of 2005.

(vii) In the event City and a Majority In Interest agree that operation of Burke Lakefront Airport as an airport should cease, such amount as will satisfy all obligations arising from such cessation including amounts for the repayment of all sums required to be repaid to federal or state agencies, all liabilities incurred in connection with terminated lease obligations and all other sums arising out of or related to such cessation of operation.

8.06 Operating and Maintenance Expense Incentive Program

The parties agree that for forecasting purposes only, the City will assume that the Airport System Expenses contained in the Annual Report for an Additional Term will increase over the actual Airport System Expenses for the current Term directly proportional to the increase in the Consumer Price Index for All Urban Consumers, All Items (1982-1984=100), U.S. City Average, as published by the United States Department of Labor, Bureau of Labor Statistics, for the immediately preceding twelve month period for which such data is available over the twelve month period prior to that, adjusted for the percentage change in the total enplaned passengers at the Airport for the immediately preceding twelve month period for which such data is available over the total annual enplaned passengers at the Airport during the twelve month period prior to that. The forecasted Airport System

Expenses (referred to in this Section 8.06 as the "Targeted Expenses") for each Additional Term shall be calculated in the following manner:

Targeted Expenses for Additional Term	=	Actual Airport System Expenses for Current Term	x	CPI Index (last 12 months)	x	Total Enplaned Passengers at the Airport (last 12 months)
				CPI Index (12 months prior to last 12 months)		Total Enplaned Passengers at the Airport (12 months prior to last 12 months)

The City agrees to manage Airport System Expenses so that, to the extent reasonably practicable, actual Airport System Expenses may be less than the Targeted Expenses in each Additional Term, as calculated above. As an additional incentive to manage Airport System Expenses, in any Additional Term that the City is able to manage Airport System Expenses such that the actual Airport System Expenses in that Additional Term are less than the Targeted Expenses for that Additional Term, the City will be entitled to an additional deposit to the Airport Account of the Airport Development Fund in the succeeding Additional Term. The City's actual Airport System Expenses shall be determined at the end of the City's Fiscal Year, as a part of the annual reconciliation process.

If actual Airport System Expenses are determined to be less than the Targeted Expenses established in the Annual Report, then the amount of additional moneys to be deposited in the Airport Account of the Airport Development Fund in the succeeding Additional Term shall be calculated in the following manner:

  If actual Airport System Expenses in an Additional Term are less than three percent (3%) below the Targeted Expenses for that Additional Term, then there shall be no additional deposit made to the Airport Account of the Airport Development Fund in the succeeding Additional Term.

  If actual Airport System Expenses in an Additional Term are three percent (3%) or greater, but less than five percent (5%) below the Targeted Expenses for that Additional Term, then the additional deposit made to the Airport Account of the Airport Development Fund in the succeeding Additional Term shall be increased by an amount equal to fifteen percent (15%) of the difference between the Targeted Expenses and the actual Airport System Expenses for that Term.

  If actual Airport System Expenses in an Additional Term are five percent (5%) or greater, but less than ten percent (10%) below the Targeted Expenses for that Additional Term, then the additional deposit made to the Airport Account of the Airport Development Fund in the succeeding Additional Term shall be increased by an amount equal to twenty percent (20%) of the difference between the Targeted Expenses and the actual Airport System Additional Expenses for that Term.

  If actual Airport System Expenses in an Additional Term are at least ten percent (10%) below the Targeted Expenses for that Additional Term, then the additional deposit made to the Airport Account of the Airport Development Fund in the succeeding Additional Term shall be increased by an amount equal to twenty-five percent (25%) of the difference between the Targeted Expenses and the actual Airport System Expenses for that Term.

8.09 Alternative Funding

The City may issue Additional Revenue Bonds and incur Subordinated Indebtedness to fund any of the capital improvements that have not been disapproved by vote of a Majority In Interest given as provided in Section 8.07. The City may issue Additional Revenue Bonds and incur Subordinated Indebtedness to refund outstanding Revenue Bonds or Subordinated Indebtedness. However, any such refunding transaction that does not generate net debt service savings on an average annual basis and an aggregate basis shall be submitted to the Scheduled Airlines for review and may be undertaken by the City only if the refunding transaction has not been disapproved by vote of a Majority In Interest given as provided in Section 8.07. The City may also enter into Hedge Agreements and obtain Credit Support Instruments that are not considered to be obligations in respect of principal or interest on Revenue Bonds or Subordinated Indebtedness, subject to review of such arrangements by the Scheduled Airlines and provided that such arrangements have not been disapproved by vote of a Majority In Interest given as provided in Section 8.07. The debt service, debt service reserve and other payment requirements of any such Additional Revenue Bonds, Subordinated Indebtedness, Credit Support Instruments and Hedge Agreements shall be considered in any subsequent adjustment of Rentals or Landing Fees hereunder.

ARTICLE IX - REVENUE BOND FUNDS

Sections 9.02, 9.04 and 9.06 are amended and restated as follows:

9.02 Special Funds

The Indenture creates and establishes the following separate trust funds, in addition to the Airport Revenue Fund, held by the Trustee:

Airport Revenue Bond Service Fund, to be held by the Trustee;

Airport Revenue Bond Service Reserve Fund, to be held by the Trustee;

Airport Operating and Maintenance Fund, to be held by City;

Airport Subordinated Debt Service Fund, to be held by City;

Airport General Obligation Debt Service Fund, to be held by City;

Airport Renewal and Replacement Fund, to be held by City;

Airport Improvement Fund, to be held by City

Airport Surplus Fund, to be held by City; and

Airport Development Fund, and the Airport Account and the Airline Account therein, each to be held by City.

All of the Special Funds and the moneys and investments therein are pledged by the Indenture to the purposes, and to be maintained and applied, solely and exclusively in the manner provided in this Agreement and in the Indenture.

9.04 Payment to Bond Service Fund; Application Thereof. (a) First, to the Bond Service Fund, (i) to the Interest Account, the amount that, if deposited in approximately equal monthly installments, would be sufficient, taking into account other moneys on deposit in the Interest Account available therefor, to pay interest due on the Revenue Bonds on the next ensuing interest payment date; (ii) to the Principal Account, the amount that, if deposited in approximately equal monthly installments, would be sufficient, taking into account other moneys on deposit in the Principal Account available therefor, to pay the principal of the Revenue Bonds payable on the next ensuing principal payment date, whether by mandatory sinking fund redemption or due at stated maturity; provided such monthly payments need not begin sooner than the twelfth month prior to the date principal is payable; and (iii) to the Redemption Account, the amount needed, together with other moneys in that Account available therefor, to pay the redemption price payable on the redemption date of any Revenue Bonds called for redemption prior to maturity; and (iv) in addition to the requirements of the foregoing subparagraphs (i), (ii) and (iii) any amount as may be necessary, after complying with those requirements, to make up any previous deficiency in the Bond Service Fund.

(b) In the event the City enters into a Hedge Agreement with respect to any series of Revenue Bonds, there shall be deposited in the Interest Account of the Bond Service Fund by the Trustee on the first day of each month from moneys deposited in the Revenue Fund, the net amount owed to the Hedge Counterparty in the next succeeding 30 days by the City in respect of periodic, interest-equivalent payments under the Hedge Agreement, net of amounts then on deposit in the Interest Account for the purpose, or amounts to be netted against the payment obligations of the City. In the event that payments are made under the Hedge Agreement on a basis less frequently than monthly, the deposit to the Interest Account of the Bond Service Fund on the first day of each month shall be such equal monthly amount as shall result in a balance in the Interest Account, on or before the date payment is due to the Hedge Counterparty, of an amount not less than the net amount owed to the Hedge Counterparty on the next payment date. There shall be deposited in the Interest Account of the Bond Service Fund, as and when received, amounts from the Hedge Counterparty paid to the City in respect of periodic, interest-equivalent amounts owed under the Hedge Agreement.

(c) All income and earnings on the investment and reinvestment of the moneys in the Bond Service Fund shall be retained by the Trustee and maintained as a part of the Bond Service Fund.

(d) The Bond Service Fund is pledged to, and shall be used and applied as provided in Article V of the Indenture solely and exclusively for, the payment of Bond service charges on Revenue Bonds and amounts owed under Hedge Agreements in respect of periodic interest equivalent payments (but not any amounts owed in respect of early termination of any Hedge Agreement), as they are due and payable, including, in the case of Bond service charges, upon stated maturity of Revenue Bonds or upon their optional or mandatory redemption. Pending that application, moneys in the Bond Service Fund shall be subject to a lien and pledge in favor of the holders of the Revenue Bonds and, to the extent of periodic, interest equivalent amounts owed under Hedge Agreements, in favor of the counterparties under those Hedge Agreements.

9.06 Payment to Operating and Maintenance Fund; Application Thereof

(a) Third, commencing on the date provided in the Indenture, to City, for deposit to the credit of the Operating and Maintenance Fund, the balance remaining in the Revenue Fund. From the moneys in the Operating and Maintenance Fund City shall first pay all maintenance and operating expenses of the Airport System as provided in the Annual Reports; provided, however, that nothing contained herein shall be deemed to prohibit City of its own volition from paying such expenses, or any portion thereof, from other funds of City lawfully available for the purpose. After retaining such amount as found by City on the basis of past and prospective operations of the Airport System, to be necessary to provide an adequate working capital reserve not to exceed an amount estimated to be needed to meet one quarter of the gross cost contained in the Annual Budget for the next twelve month period together with such amounts as may be established by City to fund any of the capital improvements included in its applicable Annual Reports, the City shall transfer and deposit the remaining moneys in the Operating and Maintenance Fund as follows:

(b) Payment to Subordinated Debt Service Fund; Application Thereof. If and so long as any Subordinated Indebtedness is outstanding, to the Subordinated Debt Service Fund: (i) the equal monthly sum necessary (after allowing for any moneys then on hand in the Subordinated Debt Service Fund), to provide for the payment of interest due and payable on the next ensuing interest payment date on the then outstanding Subordinated Indebtedness; (ii) the equal monthly sum necessary (after allowing for any moneys then on hand in the Subordinated Debt Service Fund) to provide for the payment of the principal required to be paid on the next ensuing principal payment date on all the then outstanding Subordinated Indebtedness; provided such monthly payments need not begin sooner than the twelfth month prior to the date principal is payable; (iii) the amount needed, together with other moneys on deposit in the Subordinated Debt Service Fund available therefor, to pay the redemption price payable on the redemption date of any Subordinated Indebtedness called for redemption prior to maturity; (iv) the amount needed, together with other moneys on deposit in the Subordinated Debt Service Fund available therefor, to cause any reserve account to be equal to the required reserve, and (v) the amount, if any, required to restore any deficiency in the Subordinated Debt Service Fund for any amounts transferred therefrom to the Bond Service Fund as described below.

In the event the City enters into a Hedge Agreement with respect to any Subordinated Indebtedness, there shall be deposited in the Subordinated Debt Service Fund on the first day of each month, the net amount owed to the Hedge Counterparty in the next succeeding 30 days by the City in respect of periodic, interest-equivalent payments under the Hedge Agreement, net of amounts then on deposit in that Fund for the purpose, or amounts to be netted against the payment obligations of the City. In the event that payments are made under the Hedge Agreement on a basis less frequently than monthly, the deposit to the Subordinated Debt Service Fund on the first day of each month shall be such equal monthly amount as shall result in a balance in the Fund, on or before the date payment is due to the Hedge Counterparty, of an amount not less than the net amount owed to the Hedge Counterparty on the next payment date. There shall be deposited in the Subordinated Debt Service Fund, as and when received, amounts from the Hedge Counterparty paid to the City in respect of periodic, interest-equivalent amounts owed under the Hedge Agreement.

In the event Subordinated Indebtedness is secured by a reserve account of the Subordinated Debt Service Fund, there shall be deposited in that reserve account, after making all of the deposits described above, such amount that, if deposited in approximately equal monthly installments, would be sufficient, taking into account other moneys in the reserve account, to satisfy the reserve requirement for the Subordinated Indebtedness.

If on the fifth day preceding any interest or principal payment date the Bond Service Fund is insufficient to meet the respective Bond service charges to be paid therefrom on such date, the Trustee shall request the City to transfer from the Subordinated Debt Service Fund to the Trustee for deposit in the Bond Service Fund the amount sufficient to make up any such deficiency, and the City shall, unless the City provides moneys for such transfer from some other lawful source, immediately transfer from the Subordinated Debt Service Fund to the Trustee for deposit in the Bond Service Fund, the amount sufficient to make up such deficiency in the Bond Service Fund (or the entire balance of the Subordinated Debt Service Fund if less than sufficient) subject, however, to such deficiency having been first made up by application of moneys in the General Obligation Debt Service Fund, Renewal and Replacement Fund, Improvement Fund, Surplus Fund or Airport Development Fund as hereinafter provided. In addition, if at any time there is a deficiency in the Bond Service Reserve Fund, the Trustee shall request the City to transfer moneys from the Subordinated Debt Service Fund to the Bond Service Reserve Fund and the City shall, provided no deficiency exists in the Bond Service Fund and unless the City provides moneys for such transfer from some other lawful source, immediately transfer from the Subordinated Debt Service Fund, but only after using any moneys then in the General Obligation Debt Service Fund, the Renewal and Replacement Fund, the Improvement Fund, the Surplus Fund or the Airport Development Fund as provided below, to the Trustee for deposit in the Bond Service Reserve Fund an amount sufficient to make up such deficiency (or the entire balance in the Subordinated Debt Service Fund if less than sufficient).

Subject to the provisions of the preceding paragraph, City shall transfer the moneys deposited to the credit of the Subordinated Debt Service Fund to the appropriate paying agents to pay interest and principal as the same become due and payable on any Subordinated Indebtedness then outstanding, and, until such Subordinated Indebtedness is paid in full, or other provision made for its payment, City covenants and agrees to promptly make such payments so that all such moneys deposited to the credit of the Subordinated Debt Service Fund as aforesaid will be applied to pay the principal and interest on its Subordinated Indebtedness.

Subject to the provisions of the foregoing paragraphs as to transfers, all income and earnings on the investment and reinvestment of the moneys in the Subordinated Debt Service Fund shall be retained by City and maintained as a part of that Fund.

Upon the discharge of all Subordinated Indebtedness, any moneys remaining in the Subordinated Debt Service Fund shall be transferred to the Trustee for deposit in the Revenue Fund.

(c) Payment to General Obligation Debt Service Fund; Application Thereof. If and so long as General Obligation Debt is outstanding, to the General Obligation Debt Service Fund: (i) the equal monthly sum necessary (after allowing for any moneys then on hand in the General Obligation Debt Service Fund), to provide for the payment of interest due and payable on the next ensuing interest payment date on the then outstanding General Obligation Debt; (ii) the equal monthly sum necessary (after allowing for any moneys then on hand in the General Obligation Debt Service Fund) to provide for the payment of the principal required to be paid on the next ensuing principal payment date on all the then outstanding General Obligation Debt; provided that such monthly payments need not begin sooner than the twelfth month prior to the date principal is payable; (iii) the amount needed, together with other moneys on deposit in the General Obligation Debt Service Fund available therefore, to pay the redemption price payable on any General Obligation Debt on the redemption date of any General Obligation Debt called for redemption prior to maturity; and (iv) the amount, if any, required to restore any deficiency in the General Obligation Debt Service Fund for any amounts transferred therefrom to the Bond Service Fund, the Bond Service Reserve Fund or the Subordinated Debt Service Fund. No monthly payments need to be made with respect to the principal of any general obligation notes to the extent that the principal of those general obligation notes will be paid by the City at the maturity thereof from the proceeds of renewal general obligation notes, general obligation bonds, Revenue Bonds or from any other lawful source other than moneys in the General Obligation Debt Service Fund.

If on the fifth day preceding any interest or principal payment date the Bond Service Fund is insufficient to meet the respective Bond service charges to be paid therefrom on such date, the Trustee shall request City that moneys be transferred from the General Obligation Debt Service Fund to the Bond Service Fund and City shall, unless City provides moneys for such transfer from some other lawful source, immediately transfer from the General Obligation Debt Service Fund to the Trustee for deposit in the Bond Service Fund, the amounts sufficient to make up such deficiency in the Bond Service Fund (or the entire balance of the General Obligation Debt Service Fund if less than sufficient) subject, however, to such deficiency having been first made up by application of moneys in the Renewal and Replacement Fund, Improvement Fund, Surplus Fund or Airport Development Fund as hereinafter provided. In addition, if at any time there is a deficiency in the Bond Service Reserve Fund, the Trustee shall request the City to transfer moneys from the General Obligation Debt Service Fund to the Bond Service Reserve Fund and the Issuer shall, provided no deficiency exists in the Bond Service Fund and unless the City provides moneys for such transfer from some other lawful source, immediately transfer from the General Obligation Debt Service Fund, but only after using any moneys then in the Renewal and Replacement Fund, the Improvement Fund, the Surplus Fund or the Airport Development Fund as provided below, to the Trustee for deposit in the Bond Service Reserve Fund an amount sufficient to make up such deficiency (or the entire balance of the General Obligation Debt Service Fund if less than sufficient).

Subject to the provisions of the preceding paragraph, City shall transfer the moneys deposited to the credit of the General Obligation Debt Service Fund to the appropriate paying agents to pay interest and principal as the same become due and payable on any General Obligation Debt then outstanding, and, until such General Obligation Debt is paid in full, or other provision made for its payment, City covenants and agrees to promptly make such payments so that all such moneys deposited to the credit of the General Obligation Debt Service Fund as aforesaid will be applied to pay the principal and interest on its General Obligation Debt.

Subject to the provisions of the foregoing paragraphs as to transfers, all income and earnings on the investment and reinvestment of the moneys in the General Obligation Debt Service Fund shall be retained by City and maintained as a part of said Fund.

Upon the retirement of all General Obligation Debt, any moneys remaining in the General Obligation Debt Service Fund shall be transferred to the Trustee for deposit in the Revenue Fund.

(d) Payment to Renewal and Replacement Fund; Application Thereof. To the Renewal and Replacement Fund, the equal monthly sum necessary (after allowing for any moneys then on hand in the Renewal and Replacement Fund) to restore in the next succeeding twelve months to the Renewal and Replacement Fund any amounts previously transferred from the Renewal and Replacement Fund, as hereinafter provided, until the amount therein is equal to the Renewal and Replacement Fund Payment.

If on the seventh day preceding any interest or principal payment date the Bond Service Fund is insufficient to meet the then respective Bond service charges to be paid therefrom on such date, the Trustee shall request City that moneys be transferred from the Renewal and Replacement Fund to the Bond Service Fund and City shall, prior to using any moneys then in the Bond Service Reserve Fund or the Subordinated Debt Service Fund or the General Obligation Debt Service Fund, but after using any money then in the Improvement Fund, Surplus Fund or Airport Development Fund, as hereinafter provided, unless City provides moneys for such transfer from other lawful sources, immediately transfer from the Renewal and Replacement Fund to the Trustee for deposit in the Bond Service Fund the amount sufficient to make up such deficiency in the Bond Service Fund (or the entire balance of the Renewal and Replacement Fund if less than sufficient). In addition, if at any time there is a deficiency in the Bond Service Reserve Fund, the Trustee shall request City that moneys be transferred from the Renewal and Replacement Fund to the Bond Service Reserve Fund and City shall, provided no deficiency exists in the Bond Service Fund and unless City provides moneys for such transfer from some other lawful source, immediately transfer from the Renewal and Replacement Fund, but only after using any money then in the Improvement Fund, Surplus Fund or Airport Development Fund, as hereinafter provided, to the Trustee for deposit in the Bond Service Reserve Fund amounts sufficient to make up such deficiency (or the entire balance in the Renewal and Replacement Fund if less than sufficient).

Subject to the foregoing, provided all payments have been made to the Bond Service Fund and Bond Service Reserve Fund, and there is no deficiency in either of those Special Funds, and so long as there is no default under the terms of the Bond proceedings and the Indenture and a deficiency exists in the Subordinated Debt Service Fund, City shall transfer moneys first from the Renewal and Replacement Fund to the Subordinated Debt Service Fund to the Trustee for deposit in the Subordinated Debt Service Fund an amount sufficient to make up any deficiency in the Subordinated Debt Service Fund (or the entire balance in the General Obligation Debt Service Fund and the Renewal and Replacement Fund if less than sufficient).

Subject to the foregoing, provided all payments have been made to the Bond Service Fund, the Bond Service Reserve Fund and the Subordinated Debt Service Fund, and there is no deficiency in any of those Special Funds, and so long as there is no default under the terms of the Bond proceedings and the Indenture and a deficiency exists in the General Obligation Debt Service Fund, City shall transfer moneys from the Renewal and Replacement Fund to the General Obligation Debt Service Fund and City shall transfer from the Renewal and Replacement Fund to the Trustee for deposit in the General Obligation Debt Service Fund an amount sufficient to make up any deficiency in the General Obligation Debt Service Fund (or the entire balance in the Renewal and Replacement Fund if less than sufficient).

All income and earnings on the investment and reinvestment of the Renewal and Replacement Fund shall be retained in and maintained as part of the Renewal and Replacement Fund until such time as the amount therein equals the Renewal and Replacement Fund Payment and if after attaining such amount the Renewal and Replacement Fund is diminished all such excess income and earnings shall be similarly applied, as earned; provided, however, that if such amount is maintained all such income and earnings shall be transferred, in equal amount to the Improvement Fund and Surplus Fund until the amount in each such Fund equals Three Hundred Fifty Thousand Dollars ($350,000), and if after attaining such amounts either Fund is diminished all such excess income and earnings shall be similarly applied, as earned; provided, however, that if such amounts are maintained all such excess income and earnings shall be transferred in equal amounts to the Airport Account and the Airline Account of the Airport Development Fund.

Subject to the provisions of this Section, moneys in the Renewal and Replacement Fund may be applied by City in its sole discretion for payment of costs of rebuilding, reconstructing, repairing, altering, replacing and renewing the Airport System. The City will consult with the Scheduled Airlines prior to making an expenditure from the Renewal and Replacement Fund (other than expenditures for nonrecurring emergencies or safety-related repairs or replacements) that will reduce the balance in the Renewal and Replacement Fund to a level that will require a material increase in the landing fee to generate Airport Revenue sufficient to restore the balance in the Renewal and Replacement Fund to the Renewal and Replacement Fund Payment.

(e) Payments to Improvement Fund and Surplus Fund; Applications Thereof. To the Improvement Fund and the Surplus Fund (i) prior to January 1, 2007, on a monthly basis, the balance remaining in the Operating and Maintenance Fund after making the deposits provided in (b), (c) and (d) above, in equal amounts, and (ii) thereafter, the equal monthly sum necessary (after allowing for any moneys then on hand in those Funds) to restore in the next succeeding twelve months any amounts previously transferred from the Improvement Fund and/or Surplus Fund, until the amount on deposit in each Fund is at least Three Hundred Fifty Thousand Dollars ($350,000).

If on the ninth day preceding any interest or principal payment date, the Bond Service Fund is insufficient to meet the then respective Bond service charges to be paid therefrom on such date, the Trustee shall request City to transfer moneys in equal amounts from the Improvement Fund and the Surplus Fund to the Bond Service Fund and City shall, prior to the application of moneys in the Bond Service Reserve Fund, the Subordinated Debt Service Fund, the General Obligation Debt Service Fund or the Renewal and Replacement Fund as herein provided, and unless City provides moneys for such transfer from other lawful sources, immediately transfer from the Improvement Fund and the Surplus Fund to the Trustee for deposit in the Bond Service Fund the amount or amounts sufficient to make up such deficiency in the Bond Service Fund (or the entire balance in both the Improvement Fund and the Surplus Fund if less than sufficient). If at any time there is a deficiency in the Bond Service Reserve Fund, and no deficiency exists in the Bond Service Fund, the Trustee shall request City to transfer moneys in equal amounts from the Improvement Fund and the Surplus Fund to the Bond Service Reserve Fund and City shall, unless City provides moneys for such transfer from some other lawful source, immediately transfer from the Improvement Fund and the Surplus Fund to the Bond Service Reserve Fund amounts sufficient to make up such deficiency (or the entire balance in both the Improvement Fund and the Surplus Fund if less than sufficient).

Subject to the foregoing, on or before December 31, 2006: (i) all moneys on deposit in the Improvement Fund in excess of Three Hundred Fifty-Thousand Dollars ($350,000) shall be transferred to the Airline Account of the Airport Development Fund, (ii) from the moneys then on deposit in the Surplus Fund there shall be transferred to the Coverage Account of the Revenue Fund the amount of Two Million Three Hundred and Forty Thousand Dollars ($2,340,000), and (iii) the balance of the moneys in the Surplus Fund in excess of Three Hundred Fifty Thousand Dollars ($350,000) shall be transferred to the Airport Account of the Airport Development Fund.

Subject to the foregoing, provided all payments have been made to the Bond Service Fund and Bond Service Reserve Fund, and there is no deficiency in either of those Special Funds, and a deficiency exists in the Subordinated Debt Service Fund, City shall transfer moneys in equal amounts from the Improvement Fund and Surplus Fund to the Subordinated Debt Service Fund in an amount sufficient to make up any deficiency which may then exist in the Subordinated Debt Service Fund (or the entire balance in each Fund if less than sufficient).

Subject to the foregoing, provided all payments have been made to the Bond Service Fund the Bond Service Reserve Fund and the Subordinated Debt Service Fund, and there is no deficiency in any of those Special Funds, and a deficiency exists in the General Obligation Debt Service Fund, City shall transfer moneys in equal amounts from the Improvement Fund and Surplus Fund to the General Obligation Debt Service Fund in sum sufficient to make up any deficiency which may then exist in the General Obligation Debt Service Fund (or the entire balance in each Fund if less than sufficient).

Subject to the provisions of the foregoing paragraphs as to transfers, and subject to the procedures of Section 8.07 of the Agreement, moneys remaining in the Improvement Fund on such ninth day preceding any interest or payment date may be applied to any proper Airport System purpose.

Subject to the provisions of the foregoing paragraphs as to transfers, moneys remaining in the Surplus Fund on such ninth day preceding any interest or principal payment date may be used by City in its sole discretion for any proper Airport System purpose.

Subject to the foregoing provisions as to transfers, all income and earnings on the investment and reinvestment of moneys in the Improvement Fund and the Surplus Fund shall be retained by City and maintained as a part of those Funds.

(f) Payments to Airport Development Fund. On and after January 1, 2007, after making the deposits provided in (b), (c), (d) and (e) above, annually the amount of $4,250,000 shall be deposited in the Airport Account of the Airport Development Fund and annually the amount of $4,250,000 shall be deposited in the Airline Account of the Airport Development Fund, in equal monthly installments.

Money in the Airport Development Fund may be used for any Airport System purpose. Money in the Airport Account will be used at the discretion of the City. Money in the Airline Account will be used at the discretion of a Majority In Interest of the Scheduled Airlines. However, no prior consent shall be required for transfer of money in either Account of the Airport Development Fund to another Special Fund, as set forth in Article IX of the Agreement.

Subject to the foregoing, the Scheduled Airlines and the City may agree, in connection with the preparation of the Annual Reports for any Additional Term, that amounts on deposit in the Airline Account and/or the Airport Account of the Airport Development Fund shall be made available as Other Available Funds in the calculation of the landing fee for that Additional Term to aid in the reduction of airport rates and charges. Amounts to be made available as Other Available Funds shall be transferred to the Coverage Account of the Revenue Fund established in the Indenture. In the event that the amount in the Coverage Account of the Revenue Fund exceeds twenty-five percent (25%) of the maximum annual debt service on all outstanding Revenue Bonds occurring in any subsequent Fiscal Year, the amount in excess of that twenty-five per cent (25%) shall be transferred to the Airport Development Fund, unless the City and the Scheduled Airlines otherwise agree in connection with the preparation of the Annual Reports. Any moneys to be so transferred from the Coverage Account of the Revenue Fund to the Airport Development Fund shall be transferred to the Airport Account and the Airline Account in amounts proportionate to any transfers made to the Coverage Account from the Surplus Fund, Improvement Fund and the Accounts of the Airport Development Fund.

The annual deposits to the Airport Account and the Airline Account shall be adjusted beginning January 1, 2008 through such date as the annual deposits to each Sub-fund first equal or exceed Five Million Dollars ($5,000,000), based on the change in the Consumer Price Index for All Urban Consumers, All Items (1982-1984=100), U.S. City Average, as published by the United States Department of Labor, Bureau of Labor Statistics, for the immediately preceding twelve months for which such data is available over the twelve month period prior to that, adjusted for the percentage change in the total enplaned passengers at the Airport for the immediately preceding twelve months for which such data is available over the total annual enplaned passengers at the Airport during the twelve month period prior to that; provided that the yearly required deposits for any Additional Term shall not be reduced below the prior year's deposits.

Annual Deposit for Additional Term[1] =	Prior Year Deposit

1Annual Deposit for Additional Term shall not be less than the amount of the prior year's deposit.

After such time as the annual deposits in each Account first equal or exceed Five Million Dollars ($5,000,000), the annual deposits to the Airport Account and the Airline Account shall be increased (or decreased) as provided below, but based on the change in the Consumer Price Index for All Urban Consumers, All Items (1982-1984=100), U.S. City Average, as published by the United States Department of Labor, Bureau of Labor Statistics, for the immediately preceding twelve months for which such data is available over the twelve month period prior to that, adjusted for the percentage change in the total annual enplaned passengers at the Airport in the last twelve months that such data is available over the total annual enplaned passengers at the Airport for the immediately preceding twelve months for which such data is available over the total annual enplaned passengers at the Airport during the twelve month period prior to that; provided that the yearly required deposits for such Additional Term shall not be reduced below Five Million Dollars ($5,000,000).

Annually in connection with the year-end settlement performed under Section 8.10(c), a determination shall be made of any additional deposits required to be made to the Airport Account of the Airport Development Fund as provided in this paragraph, based upon the growth of non-airline revenues (excluding any future duty-free concession revenues) realized from the following Cost Centers: Terminal Building, all Concourses, Airline Constructed Space and Parking and Roadways. Beginning January 1, 2006, for each year during which the finally determined non-airline revenue (as defined above) per enplaned passenger, exclusive of international passengers, exceeds the finally determined nonairline revenue per enplaned passenger during 2005, exclusive of international passengers, by ten percent (10%) (with such aggregate amount being adjusted annually beginning in 2006 based on changes in CPI as set forth above (and with such adjusted level being herein referred to as the "trigger amount")), then fifty percent (50%) of all non-airline revenues per enplaned passenger, exclusive of international passengers, in excess of the trigger amount, shall be deposited annually into the Airport Account of the Airport Development Fund. The City agrees that it will use commercially reasonable efforts to maximize non-airline revenue during 2005.

If on the tenth day preceding any interest or principal payment date, the Bond Service Fund is insufficient to meet the then respective Bond service charges to be paid therefrom on such date, the Trustee shall transfer moneys in equal amounts from the Airport Account and the Airline Account of the Airport Development Fund to the Bond Service Fund, prior to the application of moneys in the Bond Service Reserve Fund, the Subordinated Debt Service Fund, the General Obligation Debt Service Fund, the Renewal and Replacement Fund, the Improvement Fund or the Surplus Fund, as herein provided, and unless City provides moneys for such transfer from other lawful sources, the amount sufficient to make up such deficiency in the Bond Service Fund (or the entire balance in both Accounts of the Airport Development Fund if less than sufficient); provided further, that if at any time there is a deficiency in the Bond Service Reserve Fund, and no deficiency exists in the Bond Service Fund, the Trustee shall transfer moneys in equal amounts from those Accounts of the Airport Development Fund to the Bond Service Reserve Fund in amounts sufficient to make up such deficiency (or the entire balance in both those Accounts of the Airport Development Fund if less than sufficient).

Subject to the foregoing, provided all payments have been made to the Bond Service Fund and Bond Service Reserve Fund, and there is no deficiency in either of those Special Funds, and a deficiency exists in the Subordinated Debt Service Fund, the Trustee shall transfer moneys in equal amounts from the Airport Account and the Airline Account of the Airport Development Fund to the Subordinated Debt Service Fund in an amount sufficient to make up any deficiency which may then exist in the Subordinated Debt Service Fund (or the entire balance in each Account of the Airport Development Fund if less than sufficient).

Subject to the foregoing, provided all payments have been made to the Bond Service Fund, the Bond Service Reserve Fund and the Subordinated Debt Service Fund, and there is no deficiency in any of those Special Funds, and a deficiency exists in the General Obligation Debt Service Fund, the Trustee shall transfer moneys in equal amounts from the Airport Account and Airline Account of the Airport Development Fund to the General Obligation Debt Service Fund in sum sufficient to make up any deficiency which may then exist in the General Obligation Debt Service Fund (or the entire balance in each Account of the Airport Development Fund if less than sufficient).

Subject to the foregoing provisions as to transfers, all income and earnings on the investment and reinvestment of moneys in the respective Accounts of the Airport Development Fund shall be maintained as part of those Accounts.

ARTICLE X - RULES AND REGULATIONS; COMPLIANCE WITH LAWS

Section 10.02 is amended and restated as follows:

10.02 Compliance with Laws

In connection with its operations at the Airport System, Airline:

(a) Shall comply with and conform to all present and future laws and ordinances of City, federal, state and other government bodies of competent jurisdiction and the rules and regulations promulgated thereunder, including but not limited to all Environmental Laws, applicable to or affecting, directly or indirectly, the Airline, the Leased Premises, or Airline's operations and activities under this Agreement.

(b) Shall, at its expense, make all non-structural improvements, repairs, and alterations to the Leased Premises and its equipment and personal property required to comply with or conform to any of such laws, ordinances, rules and regulations referred to in subsection (a) above, to which this Agreement is expressly subject.

(c) Shall at all times during the term of this Agreement subscribe to and comply with the Workers' Compensation Laws of the State of Ohio and pay such premiums, if any, as may be required thereunder and save City harmless from any and all liability arising from or under said act. Airline shall also furnish, upon commencing operations under this Agreement and at such other times as may be requested, a copy of the official certificate or receipt showing the payments hereinbefore referred to or a copy of an official certificate from the State of Ohio evidencing permission for Airline to self-insure Workers' Compensation liability.

(d) Shall be and remain an independent contractor with respect to all installations, construction and services performed hereunder and agrees to and does hereby accept full and exclusive liability for the payment of any and all contributions or taxes for social security, unemployment insurance, or old age retirement benefits, pensions, or annuities now or hereafter imposed under any state or federal law which are measured by the wages, salaries, or other remuneration paid to persons employed by Airline on work performed under the terms of this Agreement and further agrees to obey all rules and regulations which are now or hereafter may be issued or promulgated under said respective laws by any duly authorized state or federal officials; and Airline shall indemnify and save harmless City from any such contributions or taxes or liability therefor.

ARTICLE XIII - INDEMNIFICATION - LIABILITY INSURANCE

Sections 13.01 and 13.02 are amended and restated as follows:

13.01 Indemnification

Subject to the provisions for waiver of subrogation set forth in Article XIV of this Agreement, City, its officers, agents and employees, shall not be liable to Airline, or to any other parties claiming under Airline, for claims or liabilities arising out of any injury (including death) to any persons, or for loss of or damage to any property, regardless of how such injury or damage may be caused or sustained, as a result of any condition (including existing or future defects) or act or omission whatsoever in, on or about the Airport System, except to the extent that such claim or liability shall arise from an act or omission that is the result of the sole negligence, intentional wrongdoing or willful misconduct of City, its officers, agents and employees. In addition, subject to the provisions for waiver of subrogation set forth in Article XIV below, City, its officers, agents and employees, shall not be liable to Airline or to any other parties claiming under Airline for claims or liability arising out of injury (including death) to persons or loss of or damage to property caused or sustained as a result of any fault, negligence, act or omission, intentional wrongdoing or willful misconduct of Airline, or any of its officers, employees, agents, or contractors. Airline shall defend, indemnify and save harmless City, its officers, agents and employees with respect to and shall assume the defense of any and all claims, liabilities, obligations, damages, penalties, costs, charges and expenses, including reasonable attorneys' fees which may be imposed upon or incurred by City, its officers, agents and employees by reason of any such fault, negligence, act or omission, intentional wrongdoing or willful misconduct. The City shall provide Airline with prompt notice of any claim subject to the Airline's duties of defense and indemnification and such support and cooperation in connection therewith as Airline may reasonably require. The insurance provided in Section 13.02 hereof shall not be construed to limit Airline's indemnity obligations hereunder.

13.02 Liability Insurance

Airline, at its sole cost and expense, for the mutual benefit of Airline and City, shall purchase and maintain, from an insurance company reasonably acceptable to City, public and aviation liability insurance on an occurrence basis with retention or "self-insured" amounts reasonably acceptable to the City for claims resulting from acts or omissions occurring during the term of the Agreement for bodily injury (including death), personal injury for discrimination, violation of rights and false arrest/detention and damage to property occurring in, on or about the Airport System or in connection with operations of Airline (including claims arising during the period of construction of Airline's improvements to the Leased Premises) in an amount of at least $10,000,000 combined single limit (or equivalent split limits). Any aggregate limits to such coverage shall apply exclusively to the Agreement. City shall be named as an additional insured with respect to Airline's public and aviation liability insurance for Airline's operation, maintenance and use of the Airport System, subject to the limitations set forth in Section 13.01. Airline shall provide City with a certificate of insurance, which indicates that the insurance company will provide City with at least fifteen days' advance notice of cancellation or material restriction or change in coverage thereof. In addition to the foregoing specified minimum limits of liability, Airline shall purchase and maintain additional limits of liability insurance in such amounts as are considered customary in connection with the operation of the business of Airline but in no event less than $65,000,000 single limit (or equivalent split limit). Each policy of insurance whether or not specifically referred to herein shall not, as a condition of coverage, prohibit any insured from waiving his right of recovery against any party. The failure of City, at any time, to enforce the provisions of this Section 13.02 concerning insurance coverage shall not constitute a waiver of those provisions nor in any respect reduce the obligation of Airline to defend, indemnify and hold the City, its officers, agents and employees harmless with respect to any injury or damage covered by this Article XIII. Airline annually shall provide to the Director of Port Control and the Director of Law of the City a certificate or certificates of insurance evidencing that Airline has obtained and is maintaining the insurance required hereunder. Upon request by either the Director of Port Control or the Director of Law, Airline shall make available to the City all insurance policies of Airline under which the City is a named insured for the City's review. If, upon such review, the Director of Law observes that coverage, limits or carrier are unusual and non-customary in such types of policies, the Director of Law shall have the right to call a meeting between the City and the Airline to discuss Airline's insurance policies. It is understood that the Airline maintains a fleet policy. Accordingly, changes in insurance coverage may not be possible. However, Airline will endeavor to comply with any reasonable requests made by the Director of Law with respect to its insurance arrangements. At least fifteen days prior to the expiration or termination of any policy provided hereunder, Airline shall deliver to the Director of Port Control and the Director of Law certificates evidencing the renewal or replacement of such policies.

City, for the mutual benefit of the City and Airline, shall purchase and maintain public and aviation liability insurance for claims or liabilities for any bodily injury (including death) to any persons or loss of or damage to any property occurring in, on or about the Airport System during the term of the Agreement in an amount agreed upon from time to time by both City and Airline which shall not be less than $75,000,000. The Airline shall be named as an additional insured with respect to the City's operation, maintenance and use of the Airport System, but only to the extent of the City's sole negligence.

ARTICLE XIV - WAIVER OF SUBROGATION - PROPERTY INSURANCE is amended and restated as follows:

Airline and City, each for its own account, agree to purchase property insurance, subject to such deductibles as are reasonable, at replacement cost on buildings, contents, equipment (mobile and fixed) and improvements and betterments owned or for which each may be responsible (it being agreed that City shall be responsible for buildings in which the Leased Premises form a part and for which the City is the owner, excluding any Airline-owned leasehold improvements, fixtures, equipment and other personal property), to cover damage caused by fire and perils normally covered by extended coverage insurance and, at the option of either party, and such other perils as are customarily included in the term "all risk", available in Cleveland, Ohio. Each insurance policy, whether or not specifically referred to herein, shall not, as a condition of coverage, prohibit any insured from waiving his right of recovery against any party for loss or damage to the insured property. Subject to the foregoing, City and Airline each hereby waive all claims and right of recovery against the other for damage to the insured property to the extent that recovery is obtained or could be obtained from the insurance company. Extent of recovery shall include that amount actually paid by an insurance company less any deductibles applicable to any such policy.

ARTICLE XVI - ASSIGNMENT AND SUBLETTING

Section 16.01 is amended and restated as follows:

16.01 Assignment

Airline covenants that it will not assign, transfer, convey, sublet, sell, mortgage, pledge or encumber the Agreement, the Leased Premises or in any part thereof, or any rights of Airline hereunder or allow the use of the Leased Premises hereunder by any other person or entity, except as otherwise provided in the Agreement, without in each instance having first obtained written approval from the Board of Control of City; provided, however, that without such consent Airline may assign its rights under the Agreement to any corporation with which Airline may merge or consolidate or which may succeed to all or substantially all of the business of Airline. Consent by the Board of Control to any type of transfer described in this paragraph or elsewhere in the Agreement shall not in any way be construed to relieve Airline from obtaining further authorization from the Board of Control for any subsequent transfer of any nature whatsoever. Notwithstanding the foregoing, Airline may transfer or sublet any part of the Leased Premises to an Affiliate, or allow the use of the Leased Premises by an Affiliate, as provided in Section 2.06 and without the prior written approval of the Board of Control of the City.

If Airline assigns the Agreement without consent, as provided for above, then the provisions of Section 15.04, Agreement Security, shall apply to the airline being assigned the Agreement, regardless of the time that the airline being assigned the Agreement has served the Airport.

ARTICLE XVII - TERMINATION OF LEASE IN ENTIRETY

Section 17.03 is created as follows:

17.03 Renegotiation of the Lease

In the event that, based on data collected by the Airport from the Scheduled Airlines, the connecting passengers as a percent of total passengers at the Airport falls below fifteen percent (15%) for any consecutive three-month period during the term of the Agreement, the City and Airline may begin discussions to renegotiate the terms of the Agreement. If such discussions are begun, and mutually agreeable terms cannot be reached within one calendar year, then the Agreement shall terminate.

ARTICLE XIX - HOLDING OVER

Article XIX is amended and restated as follows:

Prior to the expiration of the term of the Agreement, the City may agree, in its sole discretion, to permit Airline to continue a tenancy at the Airport on a month to month basis. The City or Airline may terminate that month to month tenancy upon thirty days' prior written notice to the other respective party. During any month to month tenancy, Airline shall pay to City the same rates of rental and landing fees as were in effect at the expiration of the term of the Agreement, as subsequently adjusted as provided in the Agreement, unless a different rental and landing fees shall be agreed upon. Airline shall be bound by the provisions of the Agreement during any month to month tenancy.

ARTICLE XX - MISCELLANEOUS PROVISIONS

Sections 20.13, 20.14, 20.22 and 20.25 are amended and restated as follows:

20.13 Non-Exclusivity

Nothing herein contained shall be deemed to grant to Airline any exclusive right or privilege within the meaning of Section 30 of the Federal Aviation Act for the conduct of any activity on the Airport.

20.14 Approvals

Whenever the approval of the City is required under the Agreement, that approval shall be given in the discretion of the Director of Port Control. Whenever the approval of Airline or City is required under the Agreement, no such approval shall be unreasonably requested, withheld or delayed. All approvals shall be in writing.

20.22 Public Contract

This Agreement is a " contract" and Airline is a "contractor" within the meaning of Chapter 187 of the Codified Ordinances of the City of Cleveland, 1976.

20.25 Continuation of Warranties

The City will take all steps reasonably necessary to enforce full and faithful performance of all warranties, express or implied, by contractors, materialmen and suppliers given to City in connection with capital improvements to the Airport.

Except as set forth herein the terms of the Original Agreement shall remain in full force and effect.

(Balance of page intentionally left blank.)

(Signature page follows.)

IN WITNESS WHEREOF, this First Amendment has been signed by authorized representatives of the City and Airline on the dates indicated below and in the acknowledgements but effective as of the date first above written.

THE CITY OF CLEVELAND

December 23, 2005 By: /s/ John C. Mok

John C. Mok

Director of Port Control

CONTINENTAL AIRLINES, INC.

December 22, 2005 By: /s/ Holden Shannon

Name: Holden Shannon

Title: SVP Global Real Estate

The within instrument is approved as to legal form

and correctness this 23rd day of December, 2005.

Teresa M. Beasley

Director of Law

By:/s/ Jack M. Arnold
Jack M. Arnold

Assistant Director of Law

STATE OF OHIO )

) ss.

COUNTY OF CUYAHAGOA )

ON THIS 23rd day of December, 2005, before me personally appeared John C. Mok, to me known to be the Director of Port Control of the City of Cleveland, who signed Amendment No. 1 to Agreement and Lease and who acknowledged that signing to be his free and voluntary act, and who on oath stated that he is duly authorized by Ordinance of the Council of the City of Cleveland to sign that instrument.

WITNESS my hand and official seal hereto the day and year first above written.

/s/ Louis H. Rice

Notary Public

My Commission expires: _______

Louis H. Rice, Attorney

NOTARY PUBLIC STATE OF OHIO

My Commission has no expiration date

Section 147.03 R.O.

STATE OF Texas )

) ss.

COUNTY OF Harris )

ON THIS 22nd day of December, 2005, before me personally appeared Holden Shannon, to me known to be Senior Vice President of Global Real Estate of Continental Airlines, Inc. who signed Amendment No. 1 to Agreement and Lease and who acknowledged that signing to be his free and voluntary act, and who on oath stated that he is duly authorized by the Board of Directors of that airline to sign that instrument.

IN WITNESS WHEREOF, I have hereunto set my hand and affixed my official seal the day and year first above written.

/s/ Dashawanda D. Mitchell

Notary Public

My Commission expires: 04-04-2006